Exhibit 99.1

HUTTIG ADOPTS RIGHTS PLAN TO PROTECT

NET OPERATING LOSS CARRYFORWARDS

ST. LOUIS, MO, May 19, 2016 – Huttig Building Products, Inc. (“Huttig”) (NASDAQ: HBP) today announced that its Board of Directors has adopted a rights plan as a measure to protect the Company’s existing net operating loss carryforwards (“NOLs”) and preserve the Company’s ability to use its NOLs to offset future taxable income, without limitation. As of March 31, 2016, the Company had Federal NOL carryforwards of approximately $55 million. The Company intends to seek stockholder approval of the rights plan at its 2017 Annual Meeting of Stockholders.

The rights plan is designed to preserve the Company’s tax benefits by deterring transfers of the Company’s common stock that could result in an “ownership change” as defined in Section 382 of the Internal Revenue Code. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.

In connection with the rights plan, the Board declared a non-taxable dividend of one preferred share purchase right for each share of the Company’s common stock outstanding as of May 31, 2016. The issuance of rights will not affect the Company’s reported earnings per share and is not taxable to the Company or its stockholders but does cause a significant dilution upon any person or group that acquires ownership of 4.99% or more of the Company’s outstanding common stock without the prior approval of the Company’s Board of Directors or without meeting certain customary exceptions. Stockholders who own 4.99% or more of the outstanding shares of common stock as of the close of business on May 31, 2016, will only trigger a dilutive event if they acquire additional shares without the prior approval of the Company’s Board of Directors.

The rights plan will continue in effect until May 18, 2019, unless the Company’s stockholders do not approve the rights plan by majority vote at the next Annual Meeting of Stockholders, or it is terminated or redeemed earlier by the Board, or the Board determines that no applicable tax benefits may be carried forward.

Stockholders of record as of May 31, 2016 will be mailed a summary of the rights plan. Additional information regarding the rights plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

About Huttig

Huttig, currently in its 131st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with historical averages; the cyclical nature of our industry; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; changes in commodity prices; termination of key supplier relationships; competition with existing or new industry participants; goodwill impairment; the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; and the financial impact of litigation or contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, those detailed in Huttig’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

For more information, contact:

Don Hake

investor@huttig.com